Exhibit 99.1

Comtech Telecommunications Corp. Closes Strategic Acquisition of UHP Networks Inc.

Acquisition Will Enhance Market Leadership Position Across Mobile Backhaul, Maritime, Enterprise and Defense/Government Markets

MELVILLE, N.Y. -- March 3, 2021 -- Comtech Telecommunications Corp. (“Comtech”) (NASDAQ: CMTL), a global leader in the advanced secure wireless communications market, announced today that it has closed the acquisition of UHP Networks Inc. (“UHP”), a leading provider of innovative and disruptive satellite ground station technology solutions. Founded in 2011, UHP is based in Canada and has developed revolutionary technology that is transforming the growing Very Small Aperture Terminal (“VSAT”) market.

UHP’s unique time divisional multiple access (“TDMA”) technology used in its VSAT platforms has software defined network functionality that offers best-in-class support for very large networks. With over 3 billion people globally who are not connected to any wireless services, the UHP acquisition allows Comtech’s customers to cost-effectively provide service to end-users with the quality and reassurance of the Comtech brand and service offerings.

Fred Kornberg, Chairman of the Board and Chief Executive Officer of Comtech said, “The acquisition of UHP fits perfectly with our strategy of offering the most robust and advanced wireless communications solutions for our global customers. We are delighted to acquire UHP and expect use of its incredible technology to expand globally for many years to come.”

All UHP employees are expected to join Comtech, including Vagan Shakhgildian, the President of UHP, who will also assume the role of Senior Vice President of Network Products, leading Comtech’s efforts to expand the presence of both HEIGHTSTM and UHP’s solutions in the mobile backhaul, maritime, enterprise and defense/government markets, which all have a growing need for high-speed satellite-based networks.

The initial up-front payment of approximately $24.0 million was paid in shares of Comtech common stock. An additional payment of $5.0 million (payable in cash and/or common stock at Comtech’s option) is due upon certain conditions being met, all of which are expected to occur within the next twelve months. The purchase agreement also provides for an earn-out payment of up to an additional $9.0 million (payable in cash and/or common stock at Comtech’s option) if certain agreed upon sales milestones are reached over an eighteen-month period. Approximately 1.0 million shares of Comtech’s common stock were issued at closing in respect of the initial payment and escrow arrangements under the terms of the purchase agreement.

Comtech is not purchasing UHP’s sister company headquartered in Moscow; however, Comtech will be able to immediately market and sell UHP products to customers in that region. Except for five months of incremental amortization of intangible assets that is expected to approximate $1.0 million, the acquisition will not materially impact Comtech’s fiscal 2021 consolidated net sales or Adjusted EBITDA guidance previously issued on December 9, 2020.

Comtech Telecommunications Corp. is a leader in the global communications market headquartered in Melville, New York. With a passion for customer success, Comtech designs, produces and markets advanced secure wireless solutions to more than 1,000 customers in more than 100 countries. For more information, please visit www.comtechtel.com.

Certain information in this press release contains forward-looking statements, including, but not limited to, information relating to Comtech’s and UHP’s future performance and financial condition, plans and objectives of Comtech’s management, and Comtech’s management’s assumptions regarding such future performance, financial conditions and plans. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially from such forward-looking information, and the forward-looking statements in this release could be affected by factors including, without limitation: the possibility that the expected synergies and benefits from the transaction will not be fully realized or will not be realized within the anticipated time periods; the risk that Comtech’s and UHP’s businesses will not be integrated successfully; the possibility of disruption from the transaction or other recent acquisitions making it more difficult to maintain business and operational relationships or retain key personnel; the possibility of disruption from recent acquisitions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that Comtech will be unsuccessful in implementing a tactical shift in its Government Solutions segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins; the nature and timing of receipt of, and Comtech's performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements, including the risks associated with expanding the sales of Comtech's HeightsTM Network Platform ("HEIGHTS"); changing customer demands and or procurement strategies; changes in prevailing economic and political conditions; changes in the price of oil in global markets; changes in foreign currency exchange rates; risks associated with Comtech's legal proceedings, customer claims for indemnification, and other similar matters; risks associated with Comtech’s obligations under its Credit Facility; risks associated with Comtech's large contracts; risks associated with the COVID-19 pandemic; and other factors described in this and Comtech's other filings with the Securities and Exchange Commission. Comtech undertakes no duty to update any forward-looking statements contained herein.

PCMTL

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Media Contact:

Michael D. Porcelain, President and Chief Operating Officer

Comtech Telecommunications Corp.

631-962-7000

info@comtechtel.com